As filed with the Securities and Exchange Commission on
May 14, 1996
                         Registration No. 33-
- ----------------------------------------------------------------

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                     -------------------------

                            FORM S-4
                      REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                      -----------------------

                       ROYAL GOLD, INC.
     (Exact name of registrant as specified in its charter)

                          Delaware
                (State or other jurisdiction of
                 incorporation or organization)

                             1041
                 (Primary Standard Industrial
                  Classification Code Number)

                          84-0835164
             (I.R.S. Employer Identification Number)

              1660 Wynkoop Street, Suite 1000
                   Denver, Colorado  80202
                        (303) 573-1660

(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

             Peter B. Babin, Executive Vice President
               1660 Wynkoop Street, Suite 1000
                     Denver, Colorado  80202
                        (303) 573-1660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                   ---------------------------
It is requested that copies of communications be sent to:

                       Paul Hilton, Esq.
                    Kevin P. Stichter, Esq.
                  Davis, Graham & Stubbs LLP
              370 Seventeenth Street, Suite 4700
                    Denver, Colorado  80202
                       (303) 892-9400

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration
Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ].

- -----------------------------------------------------------------
- -----------------------------------------------------------------
                           Proposed      Proposed
Title of Each              Maximum       Maximum
Class of       Amount      Offering      Aggregate   Amount of
Securities to  to be       Price         Offering    Registration
be Registered  Registered  Per Share (1) Price (1)   Fee (1)
- -------------------------------------------------------------------
Common Stock,  2,000,000   $12.25        $24,500,000 $8,448.28
par value      shares
$.01 per
share
- -----------------------------------------------------------------
- -----------------------------------------------------------------
(1) The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and represents the average of the high and low prices of the Common Stock on May 8, 1996, as reported on the Nasdaq Stock Market (Small-Cap Market).

                     ---------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      ROYAL GOLD, INC.
                   CROSS REFERENCE SHEET

          Pursuant to Item 501(b) of Regulation S-K

Registration Statement             Prospectus Caption or and
Item Heading                       Location
- ----------------------             --------------------------

1.  Forepart of Registration       Outside Front Cover Page of
    Statement and Outside Front    Registration Statement;
    Cover Page of Prospectus       Outside Front Cover Page of
                                   Prospectus

2.  Inside Front and Outside Back  Inside Front and Outside Back
    Cover Pages of Prospectus      Cover Page of Prospectus

3.  Risk Factors, Ratio of         Documents Incorporated by
    Earnings to Fixed Charges      Reference; Outside Front Cover
    and Other Information          Page of Prospectus; The
                                   Company; Risk Factors;
                                   Selected Consolidated
                                   Financial Data

4.  Terms of the Transaction       Plan of Distribution

5.  Pro Forma Financial                     *
    Information

6.  Material Contracts with the             *
    Company Being Acquired

7.  Additional Information                  *
    Required for Reoffering by
    Persons and Parties Deemed
    to be Underwriters

8.  Interests of Named Experts     Validity of Common Stock;
    and Counsel                    Experts

9.  Disclosure of Commission                *
    Position on Indemnification
    for Securities Act Liabilities

10. Information with Respect       Outside Front Cover Page of
    to S-3 Registrants             Prospectus; Documents
                                   Incorporated by Reference;
                                   The Company; Price Range of
                                   Common Stock and Dividend
                                   Policy

11. Incorporation of Certain       Documents Incorporated by
    Information by Reference       Reference

12. Information with Respect                *
    to S-2 or S-3 Registrants

13. Incorporation of Certain                *
    Information by Reference

14. Information with Respect to
    Registrants Other Than S-3              *
    or S-2 Registrants

Registration Statement
Item and Heading                   Prospectus Caption or Location
- ----------------------             -------------------------------

15. Information with Respect                *
    to S-3 Companies

16. Information with Respect to             *
    S-2 or S-3 Companies

17. Information with Respect to
    Companies Other Than S-3                *
    or S-2

18. Information if Proxies,
    Consents or Authorizations              *
    are to be Solicited

19. Information if Proxies,
    Consents or Authorizations are          *
    not to be Solicited or in an
    Exchange Offer


*   Not applicable at the date of filing of this Registration
    Statement; such information may be included in post-effective amendments to this Registration Statement or in supplements to the prospectus contained herein.

PROSPECTUS
                             ROYAL GOLD, INC.

                             2,000,000 SHARES
                               COMMON STOCK

This Prospectus relates to 2,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of Royal Gold, Inc. (referred to herein, together with all subsidiaries, as "Royal Gold" or the "Company") that may be offered and issued by the Company from time to time in connection with acquisitions by Royal Gold of other businesses, properties, or joint venture interests that are related to or complementary to the Company's business. This Prospectus, as amended or supplemented, if necessary, also relates to Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus (the "Selling Stockholders").

Royal Gold expects to consummate acquisitions, from time to time, in areas related to its current business. If the opportunity arises, however, Royal Gold may attempt to make other acquisitions that it considers advantageous, even though they may involve dissimilar assets or activities. The consideration for any such acquisition may include Common Stock, cash, debt instruments, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Royal Gold and the controlling persons of the businesses or properties to be acquired.

The shares covered by this Prospectus may be issued, directly or indirectly, in exchange for shares of capital stock, partnership interests or other assets that represent an interest, direct or indirect, in other companies or other entities, or in exchange for assets used in or related to the business of such entities, or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and the resulting issuance of any shares of Common Stock will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of mergers, consolidations, sales of assets or other business combination transactions. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition, or at or about the time of delivery of the shares.

It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

The Company's outstanding Common Stock is listed on the Nasdaq
Stock Market under the symbol "RGLD." The closing price of the Common Stock on May 13, 1996 was $12.125 per share.

                           ----------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
     PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW THE MATTERS SET FORTH IN "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is May __, 1996.

                           AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, and proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act, with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the shares offered by this Prospectus. The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission, as described in the prior paragraph.

               DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No.
0-5664), are incorporated herein by reference:

1.   The Company's Proxy Statement for its 1995 Annual Meeting of
     Stockholders, dated December 7,  1995.

2. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

4. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

5. The Company's Report on Form 10-Q/A (Amendment No. 1) for the quarter ended December 31, 1995.


In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Common Stock, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date(s) of the filing of such documents.

Any statement contained in a document all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY A PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM ROYAL GOLD, INC., AT 1660 WYNKOOP STREET, SUITE 1000, DENVER, COLORADO 80202; TELEPHONE NUMBER (303) 573-1660. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                THE COMPANY

Royal Gold is engaged in the acquisition, exploration, development and sale of gold properties, and in the acquisition of gold royalty interests.

The Company's primary business strategy is to create and acquire royalty and other carried ownership interests in gold-producing properties through exploration and development activity (and subsequent transfer of the operating interest in the subject properties to other firms), and through the direct acquisition of royalty interests. Substantially all of the Company's revenues are and can be expected to be derived from royalty interests, rather than from mining operations conducted by the Company.

The Company's most significant asset is a 20% net profits royalty interest in the South Pipeline Project. South Pipeline is located in Lander County, Nevada, and involves reserves, as of December 31, 1995, comprised of 1.84 million tons of mill-grade mineralization, with average grade of 0.134 ounces per ton , 22.7 million tons of mill-grade mineralization, with average grade of
0.088 ounces per ton, 2 million tons of heap leach-grade mineralization, with average grade of 0.028 ounces per ton, and a further 25.9 million tons of heap leach-grade mineralization, with average grade of 0.019 ounces per ton, or a total of approximately 2.8 million contained ounces of gold. Production commenced at the Crescent Pit portion of South Pipeline in September 1994, and for calendar year 1996, Cortez Gold Mines, the operator of the Crescent Pit/South Pipeline Project, has announced that it expects to produce 126,000 ounces of gold from the Crescent Pit. In fiscal 1995, the Company received revenues of $330,000 from its royalty interest at South Pipeline. For the fiscal year ending June 30, 1996, the Company projects, based on results to date, and based on information furnished to it by Cortez Gold Mines, that Royal Gold will receive revenues of $3.3 million attributable to the Company's interest in the South Pipeline Project. This "forward looking statement" is subject to the safe harbor created by Section 27A of the Securities Act. Factors that realistically could cause results to differ materially from those projected in the referenced statement are set forth in RISK FACTORS, below. South Pipeline is the only property in which the Company holds an interest that is currently in production.

The Company is also conducting its own exploration programs at Long Valley, in Mono County, California; at Buckhorn South, in Eureka County, Nevada; at Ferber, in Elko County, Nevada; and at several recently-acquired prospects in Nevada and Utah. In addition, Royal Gold holds a 2% net smelter returns royalty interest in the Bob Creek property, located in Eureka County, Nevada. The Bob Creek property is now being explored by Santa Fe Pacific Gold Corporation. The Company is conducting regional exploration on the 7.5-million-acre mineral estate of Union Pacific Resources, Inc., in Utah, Colorado and Wyoming. The Company also owns 50% of a Bulgarian private company ("Greek American Exploration Ltd."), exploring for gold and other mineral resources in Bulgaria.

Royal Gold was incorporated in Delaware in 1981. The Company's Common Stock is listed on the Nasdaq Stock Market (Small-Cap Market). The Company's executive offices are located at Suite 1000, 1660 Wynkoop Street, Denver, Colorado 80202, and its telephone number is (303) 573-1660.

                               RISK FACTORS

Prospective investors should carefully read this Prospectus, any Prospectus Supplement delivered herewith, and the documents incorporated by reference herein and therein. In determining whether to purchase the Common Stock, prospective investors should consider carefully the following risk factors and the other information contained in this Prospectus, in addition to the other risk factors and other information set forth in any Prospectus Supplement delivered herewith.

Current Activity; Risks of Passive Ownership
- --------------------------------------------

The business of Royal Gold is to acquire gold royalty interests, and to create royalty interests through the acquisition, exploration, and subsequent disposition of gold properties on terms acceptable to the Company. Substantially all of the Company's revenues are and can be expected to be derived from royalties, rather than from mining operations conducted by the Company.

At present, the Company's principal asset is its interest in the South Pipeline Project. The Company's success is dependent on the extent to which the South Pipeline Project proves to be successful and on the extent to which Royal Gold is able to acquire, or create, other lucrative royalty interests.

The holder of a royalty interest typically has no executive authority regarding development or operation of a mineral property. Therefore, unless the Company is able to secure and enforce certain extraordinary rights, it can be expected that the Company will not be in control of basic decisions regarding development and operation of the properties in which the Company may have an interest.

Lack of Earnings; Limited Sources of Operating Income; Liquidity
- ----------------------------------------------------------------

The Company has incurred operating losses in each of the last five fiscal years. Royal Gold's immediate liquidity needs are being met from its cash resources of approximately $8,000,000, and revenues from the Company's interest in the South Pipeline Project. Current sources of cash will not be sufficient, however, to support Royal Gold's operations for an indefinite period. The Company now spends approximately $2,800,000 per year on exploration and development, and on administrative expenses.

Although one of the Company's properties is in the development stage (Long Valley), and although a number of the Company's other properties host interesting deposits of mineralization (all of which supports the Company's expectation that the Company will eventually have a number of sources of gold income), at present the Company has no predictable source of operating income other than the Crescent Pit portion of the South Pipeline Project. Based on the Crescent Pit operator's most recent production budget, covering the twelve-month period ending December 31, 1996, the Company anticipates that its interest in Crescent Pit will yield about $3.3 million in revenue, through the fiscal year ending June 30, 1996. However, for the various reasons noted in Risks Inherent in Exploration and Mining Operations, below, no assurance can be given that these projected revenues will actually be realized during the stated time periods. Moreover, the Company cannot presently predict, with any degree of assurance, when the operator of the South Pipeline Project will commence production of the larger South Pipeline deposit, or what will be the projected mine life of such deposit, or what will be the Company's anticipated revenues resulting from development of such deposit.

The Company also has outstanding numerous options and warrants to purchase shares of the Common Stock. Such options and warrants have been issued at varying exercise prices, and all such options and warrants expire at staggered intervals over the next nine years. If all outstanding options and warrants that are currently "in the money" (representing, in the aggregate, some
1.8 million shares of Common Stock) were to be exercised, Royal Gold would experience a capital infusion of some $4.3 million, and the Company's existing shareholders would experience some dilutive effect. No assurance can be offered that any particular options or warrants that are currently outstanding will be exercised.

Risks Inherent in Exploration and Mining Operations
- ---------------------------------------------------

Mineral exploration is highly speculative and capital intensive. Most exploration efforts are not successful, in that they do not result in the discovery of mineralization of sufficient quantity or quality to be profitably mined. The operations of the Company are also indirectly subject to all hazards and risks normally incident to developing and operating mining properties. These risks include insufficient ore reserves, fluctuations in production costs that may make mining of reserves uneconomic; significant environmental and other regulatory restrictions; and the risks of injury to persons, property or the environment. In particular, the profitability of gold mining operations (and thus the value of the Company's royalty interests and exploration properties) is directly related to the price of gold. The price of gold fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include expectations with respect to the rate of inflation, the exchange rates of the dollar and other currencies, interest rates, global or regional political, economic or banking crises, and a number of other factors. If the price of gold should drop dramatically, the value of the Company's royalty interests or exploration properties could also drop dramatically, and the Company might then be unable to recover its investment in those interests or properties. The selection of a property for exploration or development, the determination to construct a mine and to place it into production, and the dedication of funds necessary to achieve such purposes, are decisions that must be made long before the first revenues from production will be received.
Price fluctuations between the time that such decisions are made and the commencement of production can drastically affect the economics of a mine.

The volatility of gold prices represents a substantial risk, generally, which no amount of planning or technical expertise can eliminate. The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated, the high and low prices in U.S. dollars per troy ounce.

                    High      Low

          1990      424       346
          1991      403       350
          1992      359       331
          1993      406       327
          1994      396       370
          1995      396       372

At May 13, 1996, the gold price (spot market) was $391.00 per ounce.

Environmental Risks
- -------------------

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the Company (or to other companies within the gold industry) at a reasonable price. To the extent that the Company becomes subject to environmental liabilities, the satisfaction of any such liabilities would reduce funds otherwise available to the Company and could have a material adverse effect on the Company. Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

Proposed Federal Legislation
- ----------------------------

The U.S. Congress is currently considering a proposed major revision of the General Mining Law, which governs the creation of mining claims and related activities on federal public lands in the United States. Each of the Senate and the House of Representatives has passed a separate bill for mining law revision, and it is possible that a new law could be enacted before the end of 1996. The Company expects that when the new law is effective, it will impose a royalty upon production of minerals from federal lands and will contain new requirements for mined land reclamation, and similar environmental control and reclamation measures. It remains unclear to what extent any such new legislation may affect existing mining claims or operations.

The effect of any such revision of the General Mining Law on the Company's operations in the United States cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase costs at Long Valley, at Buckhorn South, at Bob Creek, and at a number of the Company's other exploration properties in Nevada and Utah, each of which is located entirely on federal lands, and such revision could also impair the Company's ability to develop, in the future, any mineral prospects that are located on unpatented mining claims.

Title to Properties
- -------------------

The validity of unpatented mining claims, which constitute a significant portion of the Company's property holdings in the United States, is often uncertain, and such validity is always subject to contest. Unpatented mining claims are unique property interests and are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple. The Company has not yet filed a patent application for any of its properties that are located on federal public lands in the United States, and, under proposed legislation to change the General Mining Law, patents may not hereafter be obtainable for such properties. Although the Company has attempted to acquire satisfactory title to its undeveloped properties, the Company does not generally obtain title opinions until financing is sought to develop a property, with the attendant risk that title to some properties, particularly title to undeveloped properties, may be defective.

Foreign Operations
- ------------------

The Company's foreign operations are subject to the risks normally associated with conducting business in foreign countries, including exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, laws or policies of particular countries, labor practices and disputes, and uncertain political and economic environments, as well as risks of war and civil disturbances, or other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract rights or the taking of property by nationalization or expropriation without fair compensation. Foreign operations could also be adversely impacted by laws and policies of the United States affecting foreign trade, investment and taxation. The Company currently has exploration projects and obligations in Bulgaria, and is actively seeking other exploration and development opportunities in several countries.

Competition
- -----------

There is aggressive competition within the minerals industry to discover and acquire properties considered to have commercial potential. Royal Gold competes for promising gold exploration projects with other entities, many of which have greater resources than the Company. In addition, the Company competes with other firms in its efforts to obtain financing to explore and develop mineral properties, and in its efforts to purchase gold royalty interests.

Dependence on Key Employees and Consultants
- -------------------------------------------

Royal Gold's success depends to a large extent upon the efforts and abilities of a small group of key employees and retained geological and other consultants. The loss of the services of certain of these employees and consultants could have a material adverse effect on the results of the Company's operations.

Lack of Dividends
- -----------------

Royal Gold has never paid cash dividends on its Common Stock, and the Board of Directors does not currently intend to declare any such dividends. However, depending on the results of operations and the availability of capital surplus, the Board of Directors may determine that a policy of paying out dividends would be in the best interests of the Company and its shareholders.

Shares Eligible for Future Sale
- -------------------------------

Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely effect the market price of the Common Stock, and could impair the Company s ability to raise capital through the sale of equity securities.

             SELECTED CONSOLIDATED FINANCIAL DATA

Set forth on the following page are Selected Consolidated
Financial Data for the Company for the most recent five fiscal years, and for the most recent interim accounting period and for the prior-year interim accounting period.

The selected Statements of Operations Data for the six months ended December 31, 1995 and 1994, and the selected Balance Sheet Data as of December 31, 1995 and 1994, were derived from the unaudited consolidated financial statements of the Company. In the opinion of management, these unaudited financial statements have been prepared on the same basis as the audited financial statements of the Company, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of the financial position and results of operations for the periods presented. The selected Statements of Operations Data for the fiscal years ended June 30, 1995, 1994, 1993, 1992 and 1991, and the selected Balance Sheet Data as of June 30, 1995, 1994, 1993, 1992 and 1991, were derived from audited consolidated financial statements of the Company incorporated herein by reference. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements, the related Notes thereto and "Management s Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company s annual report on Form 10-K for the year ended June 30, 1995, and the Company s quarterly reports on Form 10-Q for the quarterly periods ended September 30, 1995, and December 31, 1995, all of which reports are incorporated herein by reference.

                             Year Ended  Year Ended  Year Ended  Year Ended
                              June 30,    June 30,     June 30,    June 30,
                              ---------------------------------------------
                               1995        1994         1993         1992
                              -------     --------     --------    -------
Statements of Operations Data
Royalty income               $470,421    $152,501   $150,000            $0
Bullion sales                       0           0          0             0
Direct cost of bullion production   0           0          0             0
Consulting revenue            163,681      30,401     27,871        82,524
                              -------     -------    -------       -------
Total revenues                634,102     182,902    177,871        82,524

Costs and expenses
 Costs of operations          217,109      78,351     65,797             0
 Direct cost of consulting    108,216      19,175     23,749        54,466
 General and administrative 1,014,761     752,989    582,262       670,661
 Exploration, net           1,484,599     685,556    150,667        85,861
 Recoupment of exploration costs    0           0          0             0
 Abandonments and impairments       0     749,350          0        17,500
 Lease maintenance and
    holding costs             189,921     163,613     16,665        66,097
 Depreciation and
    amortization              102,398      25,518     37,132        57,063
                            ---------   ---------   --------      --------
Total costs and expenses    3,117,004   2,474,552    876,272       951,648
                            ---------   ---------   --------      --------

      Operating loss       (2,482,902) (2,291,650)  (698,401)     (869,124)

Interest and other income     386,035     142,819     34,080        39,712
Gain on mineral properties          0           0          0       193,068
Gain (loss) on other PP&E           0           0          0           572
Gain (loss) on marketable
    securities                 75,721     (47,276)    47,565             0
Gain on investments                 0           0          0             0
Interest and other expense     (4,075)     (5,431)    (1,190)       (2,239)
                            ---------  ----------  ---------      --------

Income (loss) before
    income taxes           (2,025,221) (2,201,538)   (617,946)    (638,011)
Income tax benefit                  0     750,000          0             0
                          ----------- ------------  ---------   ----------
Net income (loss)         $(2,025,221)$(1,451,538)  $(617,946)   $(638,011)
                          =========== ===========   =========    =========

  Net loss per share           $(0.14)     $(0.11)     $(0.06)      $(0.07)
                          =========== ===========   =========    =========

  Weighted average shares
      outstanding          14,265,462  12,952,062  11,157,126    9,162,388

                            June 30,    June 30,   June 30,       June 30,
                           -----------------------------------------------
                             1995        1994       1993            1992
                           ---------    -------    -------       ---------

Balance Sheet Data

  Working capital          $8,722,851  $6,883,945  $1,229,389   $ (272,421)
  Total assets             10,273,288   8,183,165   2,726,654    1,876,782
  Long-term debt, net of
    current portion           116,949     131,216    193,197       452,947
  Stockholders' equity      9,937,862   7,813,803  2,288,910       942,066



                                               Six Months    Six Months
                                   Year Ended    Ended         Ended
                                   June 30,    December 31,  December 31,
                                   --------------------------------------
                                   1991           1995          1994
                                   ---------   -----------   ------------

Statements of Operations Data

Royalty income                          $0  $1,215,623      $211,445
Bullion sales                      212,706           0             0
Direct cost of bullion
   production                   (1,101,292)          0             0
Consulting revenue                 132,728      25,544        79,031
                                ----------   ---------       -------
Total revenues                    (755,858)  1,241,167       290,476

Costs and expenses
  Costs of operations                    0     114,550       106,751
  Direct cost of consulting         87,600      13,115        74,095
  General and administrative       853,842     607,071       511,192
  Exploration, net                  36,949     899,250     1,000,801
  Recoupment of exploration
   costs                          (465,000)          0             0
  Abandonments and impairments   7,497,661           0             0
  Lease maintenance and
   holding costs                   419,143     158,739       128,788
  Depreciation and amortization     87,037      89,068        29,936
                                 ---------    --------     ---------
     Total costs and expenses    8,517,232   1,881,793     1,851,563
                                 ---------   ---------     ---------

      Operating loss            (9,273,090)   (640,626)   (1,561,087)

Interest and other income          245,459     215,683       169,100
Gain on mineral properties               0           0             0
Gain (loss) on other PP&E           (6,558)          0             0
Gain (loss) on marketable
   securities                            0     (13,507)          401
Gain on investments                 94,360           0             0
Interest and other expense               0      (1,359)       (1,359)
                                ----------   ---------    ----------

Income (loss) before
   income taxes                 (8,939,829)   (439,809)   (1,392,945)
Income tax benefit                       0           0             0
                               -----------   ---------   -----------
Net income (loss)              $(8,939,829)  $(439,809)  $(1,392,945)
                               ===========   =========   ===========

   Net loss per share               $(1.00)     $(0.03)       $(0.10)
                               ===========   =========   ===========

   Weighted average shares
     outstanding                 8,932,417  14,584,992    14,092,518

                                 June 30,   December 31,  December 31,
                                 -------------------------------------
                                  1991          1995         1994
                                 --------   ------------  ------------
Balance Sheet Data
   Working capital              $ (235,768) $ 8,474,143    $ 9,035,446
   Total assets                  2,608,815   11,189,324     10,878,898
   Long-term debt, net of
     current portion               405,522      113,749        110,149
    Stockholders' equity         1,578,632   10,674,602     10,278,295

                       PRICE RANGE OF COMMON STOCK

The Common Stock is listed and traded on the Nasdaq Stock Market
(Small-Cap Market), under the symbol "RGLD." The table below sets forth the high and low prices, in U.S. dollars per share, of the Common Stock for the periods indicated.

                                        High      Low

Fiscal Year Ended June 30, 1994

     First Quarter                      4.50      3.63
     Second Quarter                     8.63      3.63
     Third Quarter                      9.13      7.63
     Fourth Quarter                     9.13      7.63



Fiscal Year Ended June 30, 1995
     First Quarter                      9.12      7.25
     Second Quarter                     8.25      7.50
     Third Quarter                      8.25      5.63
     Fourth Quarter                     8.25      6.50

Fiscal Year Ending June 30, 1996
     First Quarter                      9.50      7.88
     Second Quarter                     8.63      7.38
     Third Quarter                     11.75      7.88
     Fourth Quarter (to May 13, 1996)   12.75     10.25


                              DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its Common Stock, and the Board of Directors does not currently intend to declare any such dividends. However, in the future, depending on the results of operations and the availability of capital surplus, the Board of Directors may determine that a policy of paying out dividends would be in the best interests of the Company and its shareholders.


                           PLAN OF DISTRIBUTION

This Prospectus relates to 2,000,000 shares of Common Stock that may be offered and issued by the Company from time to time in connection with acquisitions by Royal Gold of other businesses or properties by Royal Gold. This Prospectus, as amended or supplemented, if necessary, also relates to certain shares of Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus.

Royal Gold expects to consummate acquisitions in areas related to its current business. If the opportunity arises, however, the Company may attempt other acquisitions that it considers to be advantageous, even though they may involve dissimilar activities or assets. The consideration for any such acquisition may include Common Stock, cash, debt instruments, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Royal Gold and the owners or controlling persons of the businesses or properties to be acquired.

The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, or in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired, or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition, or at or about the time of delivery of the shares.

It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares covered by the Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Shareholders may be effected from time to time on the Nasdaq Stock Market at prevailing prices at the time of such sales, at prices related to such prevailing prices, or at negotiated prices. The Selling Stockholders may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing price of the Common Stock on the Nasdaq Stock Market.

The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts,
concessions or commissions from the Selling Stockholders.   The
Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company may agree to indemnify the Selling Stockholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholders, (b) the name of any such broker-dealers, (c) the number of shares involved, (d) the price at which such shares are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (g) other facts material to the transaction.

There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

The Company may agree to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

The Company may agree to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of Common Stock continuously effective until a fixed date or such earlier date as such shares of Common Stock may be resold without registration under the provisions of the Securities Act.


                           SELLING STOCKHOLDERS

The Selling Stockholders may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.

                       DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Common Stock
- ------------

Upon completion of this offering, the Company will have at least 17,461,000 shares of Common Stock outstanding (on a fully-diluted basis, there could be as many as 19,287,000 shares outstanding). Holders of Common Stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders and do not have any cumulative voting rights. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. See "Dividend Policy." Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and non-assessable.

Preferred Stock
- ---------------

The Company has an authorized class of undesignated Preferred Stock consisting of 10,000,000 shares, none of which are presently issued and outstanding. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to 10,000,000 shares of Preferred Stock from time to time, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and conversion rights.

The Board of Directors has the authority to issue shares of Preferred Stock and to determine its rights and preferences, to eliminate delays associated with a stockholder vote on specific issuances. While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, the issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Certain Anti-Takeover, Indemnification, and Limited Liability
Provisions
- -------------------------------------------------------------

The Company is subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), which imposes restrictions on business combinations (as defined therein) with interested stockholders (being any person who has acquired 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested stockholder for a period of three years from the date a person becomes an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203 of the Delaware Law, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of the Company in engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

In addition, the Company's Certificate of Incorporation, as amended (the "Certificate"), contains certain provisions which may have the effect of delaying, deferring, or preventing a change in control of the Company. The Certificate provides that the Board of Directors shall consist of three classes of directors, each serving for a three-year term ending in a successive year; provided, however, that initially Class I directors will serve for a one-year term and Class II directors will serve for a two-year term. This provision may make it more difficult to effect a takeover of the Company because it would generally take two annual meetings of stockholders for an acquiring party to elect a majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of stock because it could operate to prevent obtaining control of the Board of Directors in a relatively short period of time.

As permitted by the provisions of the Delaware Law, the Certificate limits, in certain circumstances, the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under
Section 174 of the Delaware Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware Law); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of federal securities laws, nor do they limit the rights of the Company or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

The Company's Certificate and Bylaws provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the Delaware Law. Under such provisions any director or officer, who, in his capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Certificate, Bylaws, and the Delaware Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

Transfer Agent
- --------------

The transfer agent for the Company's Common Stock is American
Securities Transfer, Inc., Denver, Colorado.


                         VALIDITY OF COMMON STOCK

The validity of the Common Stock to be offered hereby will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.


                                  EXPERTS

The consolidated financial statements and the related supplemental schedules as of June 30, 1995 and June 30, 1994 and for each of the three years in the period ended June 30, 1995, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended June 30, 1995, have been audited by Williams, Richey & Co., independent accountants, as stated in their reports which are incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

_______________________________________________________________
- ---------------------------------------------------------------

No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein or incorporated by reference herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


TABLE OF CONTENTS

Available Information ... 2                 2,000,000 Shares
Documents Incorporated
  by Reference............2
The Company...............3
Risk Factors..............4                 ROYAL GOLD, INC.
Selected Consolidated
 Financial Data...........7
Price Range of Common
 Stock....................9                   Common Stock
Dividend Policy...........9
Plan of Distribution......9
Selling Stockholders......10
Description of Capital                          PROSPECTUS
 Stock....................11
Validity of Common Stock..12
Experts...................12                   May __, 1996

                                  PART II

Item 20.  Indemnification of Directors and Officers

Article TWELFTH of the Company's Certificate of Incorporation, as amended, and Article VI of the Company's Amended and Restated
Bylaws (collectively the "Governance Documents") confer indemnification rights on the Company's officers and directors.

Section 102 of the Delaware General Corporation Law (the "Delaware Law") allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Article TWELFTH of the Company's Certificate of Incorporation, as amended, eliminates directors' personal liability in accordance with such Section 102 of the Delaware Law.

Section 145 of the Delaware Law authorizes corporations to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with civil, criminal, administrative, or investigative actions, suits or proceedings to which such persons are parties or threatened to be made parties by reason of their corporate position (other than actions by or in the right of the corporation to procure a judgment in its favor--so called "derivative suits") if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to derivative suits,
Section 145 prescribes a similar standard of care but limits the available indemnification to expenses (including attorneys' fees) reasonably incurred in connection with the defense or settlement of such action or suit and further provides that if the derivative suit results in a judgment that the person seeking indemnification is liable to the corporation, no such indemnification is to be made without court approval. Section 145(f) of the Delaware Law also specifically permits corporations to provide their officers, directors, employees and agents with indemnification and advancement of expenses in addition to those specifically required and/or permitted to be provided pursuant to other provisions of
Section 145.

Under the provisions of the Governance Documents, each person who was or is made a party to, or is threatened to be made a party to or is involved in, any action, suit or other legal proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was performing services at the Company's request for another entity, including service with respect to employee benefit plans, shall be indemnified to the full extent permitted by Delaware Law as in effect or as it may be amended against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. The rights to indemnification conferred pursuant to the Governance Documents are contract rights and include the right to receive payment for expenses of defending a proceeding prior to its final disposition, provided that if the Delaware Law so requires (and it currently does), such advance payment shall be made only upon receipt by the Company of an undertaking to the effect that all amounts so advanced will be repaid if it is ultimately found that the party who received such amounts is not entitled to be indemnified. The effect of providing that the indemnification rights are contract rights is to permit indemnified individuals to enforce such provisions directly against the Company. In addition, the Governance Documents authorize the Company to provide other permissible indemnification. Finally, the Governance Documents provide that the Company may maintain insurance to protect itself and any of its officers, directors, employees or agents, to the limit of such coverage, against any expense, liability or loss, even if the Company would not have the power itself to indemnify such person against such expense, liability or loss under the Delaware Law.

Item 21.  Exhibits and Financial Schedules

        (a)  Exhibits*

Exhibit
Number    Description of Exhibit
- -------   ----------------------

4.1       Certificate of Incorporation of the Company, as amended
4.2       Bylaws of the Company, as amended
4.3       Form of Common Stock Certificate
5.1       Opinion of Davis, Graham & Stubbs LLP
23.1      Consent of Williams, Richey & Co.
23.2      Consent of Davis, Graham & Stubbs LLP (included in
          Exhibit 5.1)
24        Form of Power of Attorney

        (b)  Financial Statements Schedules*

*Certain exhibits and schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission, relating to Form S-4, are not required under the related instructions, or are inapplicable at this time, and such schedules have therefore been omitted.

        (c) Reports, Opinions and Appraisals Materially Relating to the Transaction

Not applicable.


Item 22.  Undertakings

        (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(i) and
(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d)  The undersigned Registrant undertakes that every prospectus
(i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this Registration Statement would itself qualify for an exemption from Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, effective as of the 14th day of May 1996.


ROYAL GOLD, INC.



By:    /s/
     ------------------------------------
     Stanley Dempsey
     Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated:

Signature                     Title                         Date

    /s/
- ----------------      Executive Vice President and     May 14, 1996
Thomas A. Loucks      Treasurer (principal financial
                      and principal accounting officer)
    /s/
- ----------------      Director                         May 14, 1996
John W. Goth

    /s/
- -----------------     Director                         May 14, 1996
Pierre Gousseland

    /s/
- ------------------    Director                         May 14, 1996
S. Oden Howell, Jr.

    /s/
- -----------------     Director                         May 14, 1996
Merritt E. Marcus

    /s/
- -------------------   Director                         May 14, 1996
Edwin W. Peiker, Jr.

    /s/
- -----------------     Director                         May 14, 1996
James W. Stuckert

                             INDEX TO EXHIBITS

Exhibit
Number              Description of Exhibit

 4.1 Certificate of Incorporation of the Company, as amended

 4.2                Bylaws of the Company, as amended

 4.3                Form of Common Stock Certificate

 5.1                Opinion of Davis, Graham & Stubbs LLP

23.1                Consent of Williams, Richey & Co.

23.2 Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)

24                  Power of Attorney

__________________________

(1) Certificate of Amendment of Certificate of Incorporation, dated April 10, 1996, is filed herewith; remainder of Certificate of Incorporation and amendments thereto are incorporated by reference to: (a) Exhibit (b) to the Company's Report on Form 10-K for the fiscal year ended December 31, 1980 (original certificate and amendment thereto); (b) Exhibit 3(c) to the Company's Registration Statement on Form S-1 (Registration No. 2-84642) (amendment to certificate); (c) Exhibit (xiv) to the Company's Report on Form 10-K for the fiscal year ended June 30, 1987 (amendment to certificate); and (d) Exhibit 3(f) to the Company's Report on Form 10-K for the fiscal year ended June 30, 1990 (amendment to certificate).

(2)  Incorporated by reference to Exhibit (d) to the Company's
     Report on Form 10-K for the fiscal year ended December 31, 1980.

(3)  Incorporated by reference to Exhibit 4(b) to the Company's
     Registration Statement on Form S-1 (Registration No. 2-84642).

                                                  Exhibit 4.1


                CERTIFICATE OF AMENDMENT OF CERTIFICATE OF
                    INCORPORATION, DATED APRIL 10, 1996


     ROYAL GOLD, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

                        DOES HEREBY CERTIFY

          FIRST:    That the Board of Directors of said
corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment of the Certificate of Incorporation of said corporation:

          RESOLVED, That Paragraph denominated "Fourth (a)" shall be restated and amend to read:

               (a) The total number of shares of stock which the corporation shall have authority to issue is 50,000,000 shares, consisting of (i) 40,000,000 shares of common stock, each share having a par value of $.01, and (ii) 10,000,000 shares of preferred stock, each share having a par value of $.01.

     SECOND:   That by a vote of stockholders at the Annual Meeting
of Stockholders at which a quorum was present held December 7, 1995, the stockholders have voted in favor of said amendments in accordance with the provisions of Sections 211 and 222 of the General Corporation Law of the State of Delaware.

     THIRD:    That the aforesaid amendment was duly adopted in
accordance with the applicable provisions of Sections 242, 211, and 222 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said ROYAL GOLD, INC. has caused this
Certificate to be signed by Stanley Dempsey, its Chairman and Chief Executive Officer, and attested by Karen P. Gross, its Secretary, this 10th day of April 1996.


     ROYAL GOLD, INC.


     /s/
     -------------------------------
     Stanley Dempsey, Chairman & CEO

ATTEST:

By:  /s/
     -------------------------
     Karen P. Gross, Secretary

                                                  Exhibit 5.1


             OPINION AND CONSENT OF DAVIS, GRAHAM & STUBBS LLP


May 8, 1996


Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO  80202-1132

     Re: Registration Statement for Shelf Offering of Common Stock in Connection with Acquisitions

Ladies and Gentlemen:

     This opinion is rendered in connection with the Registration Statement on Form S-4 (the "Registration Statement") of Royal Gold, Inc. (the "Company") to be filed with the Securities and Exchange Commission on May 8, 1996, in connection with the registration by the Company of 2,000,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses or properties by the Company. We have assumed that each such acquisition will be approved by such corporate proceedings as may be required under Delaware law. We have examined the minutes of the meetings of the Board of Directors in connection with the Registration Statement and such corporate documents and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

     Based on the foregoing, it is our opinion that, subject to the receipt of the consideration for such Shares called for by the agreement providing for any such acquisition prior to any issuance of Shares, such Shares when sold and issued in the manner contemplated herein and by the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/  DAVIS, GRAHAM & STUBBS LLP

                                                  Exhibit 23.1


                CONSENT OF WILLIAMS, RICHEY & CO.,
             INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To:  ROYAL GOLD, INC. AND SUBSIDIARIES



     We hereby consent to the use and inclusion of our report dated August 28, 1995, in the Prospectus which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.



/s/  WILLIAMS, RICHEY & CO. P.C.


Denver, Colorado
May 1, 1996

                                             Exhibit 24

               POWER OF ATTORNEY FOR REGISTRATION STATEMENT
               ON FORM S-4 UNDER THE SECURITIES ACT OF 1933

The undersigned director(s) of Royal Gold, Inc. hereby appoint Stanley Dempsey and Peter Babin, and each of them severally, as the attorney-in-fact of the undersigned, to sign a Registration Statement on Form S-4, or such other appropriate form, on his behalf and to file such Registration Statement, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of up to 2,000,000 shares of Common Stock of Royal Gold, Inc., a Delaware corporation, as authorized from time to time by the Royal Gold, Inc. board of directors for sale pursuant to such Registration Statement, in accordance with Rule 415 under the Act; granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing needed or appropriate to be done to comply with the Act and the rules and regulations of the Commission with respect to such Registration Statement as fully to all intents and purposes as the undersigned could do in person, hereby ratifying and confirming all that said attorney-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 17th day of April 1996.


    /s /
- -------------
John W. Goth


    /s/
- -----------------
Pierre Gousseland


    /s/
- -------------------
S. Oden Howell, Jr.


    /s/
- -----------------
Merritt E. Marcus


    /s/
- -------------------
Edwin W. Peiker, Jr.


    /s/
- -----------------
James W. Stuckert